Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-141579) pertaining to the Time Warner Cable Inc. 2006 Stock Incentive Plan of our reports dated February 21, 2008 with respect to the consolidated financial statements, schedule, and supplementary information of Time Warner Cable Inc., and the effectiveness of internal control over financial reporting of Time Warner Cable Inc., included in Time Warner Cable Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Charlotte, North Carolina
February 21, 2008